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Exhibit 10.12

Declaration of Amendment to the
Nash Finch Employee Stock Purchase Plan

        Pursuant to Section 13 of the of the Nash Finch Company 1999 Employee Stock Purchase Plan (the "Plan"), and the authorization and direction of the Nash Finch Company Board of Directors at its March 28, 2003 meeting, Sections 2.11 and 6 of the Plan are amended in their entirety to read as follows:

  2.11    "Offering Period" means any of the offerings to Participants of Options under the Plan, each continuing for six months or such longer period as the Board or Committee may prescribe, as described in Section 6 of the Plan.

  6.        Offering Periods.

  Options to purchase shares of Common Stock will be offered to Participants under the Plan through a continuous series of Offering Periods, each continuing for six months, and each of which will commence on January 1 and July 1 of each year, as the case may be, and will terminate on June 30 and December 31 of such year, as the case may be; provided, however, that the Board or the Committee may, in its sole discretion, extend any Offering Period for up to an additional six (6) months, in which event the Offering Period immediately following the extended Offering Period will be decreased by an equivalent period so that such subsequent Offering Period will terminate on the following June 30 or December 31, as the case may be.

        In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officer as of March 28, 2003.

NASH FINCH COMPANY

By:	/s/ KATHLEEN E. MCDERMOTT Kathleen E. McDermott Senior Vice President

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Declaration of Amendment to the Nash Finch Employee Stock Purchase Plan